                                                                    EXHIBIT 10.2


                            STOCK PURCHASE AGREEMENT



                                 by and between



                         AMERICAN GENERAL FINANCE, INC.



                                      and



                             STANDARD PACIFIC CORP.



                                August 26, 1998
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                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE I.   PURCHASE AND SALE................................................ 1
     1.1.    Agreement of Purchase and Sale................................... 1
     1.2.    Closing.......................................................... 3

ARTICLE II.  CONDUCT PENDING THE ACQUISITION.................................. 4
     2.1.    Conduct of Savings' Business Prior to the Closing Date........... 4
     2.2.    Forbearance by Seller and Savings................................ 4
     2.3.    Timeliness of American General's Consent......................... 6
     2.4.    Conduct by American General Prior to the Closing Date............ 6

ARTICLE III. REPRESENTATIONS AND WARRANTIES................................... 6
     3.1.    Representations and Warranties of Seller......................... 6
             (a) Recitals True................................................ 6
             (b) Capital Stock................................................ 6
             (c) Authority.................................................... 7
             (d) Subsidiaries................................................. 7
             (e) Approvals.................................................... 7
             (f) No Violations................................................ 7
             (g) Financial Statements......................................... 8
             (h) Absence of Certain Changes or Events......................... 8
             (i) Taxes........................................................ 9
             (j) Absence of Claims; Litigation................................10
             (k) Regulatory Actions...........................................10
             (l) Certain Agreements...........................................10
             (m) Labor Matters................................................11
             (n) Employee Benefit Plans.......................................11
             (o) Insider Loans; Other Transactions............................12
             (p) Title to Assets..............................................13
             (q) Actual Knowledge as to Conditions............................13
             (r) Compliance with Laws.........................................13
             (s) Fees.........................................................13
             (t) Environmental................................................14
             (u) Performance of Obligations...................................16
             (v) Insurance....................................................16
             (w) Derivative Transactions......................................16
             (x) Trust Administration.........................................16
             (y) Qualified Thrift Lender......................................16
     3.2.    Representations and Warranties of American General...............17
             (a) Recitals True................................................17
             (b) Authority....................................................17
             (c) Approvals....................................................17

             (d) No Violations................................................17
             (e) Financial Statements.........................................17
             (f) Absence of Certain Changes or Events.........................18
             (g) Absence of Claims............................................18
             (h) Actual Knowledge as to Conditions............................18
             (i) Funds........................................................18
             (j) Fees.........................................................18

ARTICLE IV.  COVENANTS........................................................19
     4.1.    Acquisition Proposals............................................19
     4.2.    Employee Benefits................................................19
     4.3.    Access and Information...........................................20
     4.4.    Certain Filings, Consents and Arrangements.......................21
     4.5.    Additional Agreements............................................21
     4.6     Publicity........................................................21
     4.7.    Notification of Certain Adverse Matters..........................22
     4.8.    Director Resignations............................................22
     4.9.    Human Resources Issues...........................................22
     4.10.   Assistance with Third-Party Agreements...........................22
     4.11.   Notices and Communications.......................................23
     4.12.   Insurance Policies Assignment....................................23
     4.13.   Name Change......................................................23
     4.14.   Tax Matters......................................................23
             (a) Seller's Responsibilities....................................23
             (b) American General's Responsibilities..........................25
             (c) Taxes for Short Taxable Year.................................25
             (d) Review of Tax Returns and Other Filings......................26
             (e) Contest Provisions...........................................26
             (f) Termination of Tax Allocation Agreements.....................27
             (g) Section 338(h)(10)...........................................27
                   (A) Election...............................................27
                   (B) Allocation of Purchase Price...........................27
             (h) Efforts to Obtain Certain Documents..........................27
             (i) Cooperation after Closing....................................27
             (j) Transfer Taxes...............................................28
             (k) Miscellaneous................................................28
     4.17.   Assistance Agreement.............................................29

ARTICLE V.   CONDITIONS TO CONSUMMATION.......................................29
     5.1.    Conditions to Each Party's Obligations...........................29
     5.2.    Conditions to Obligations of American General....................30
     5.3.    Conditions to Obligations of Seller..............................30

ARTICLE VI.  TERMINATION......................................................31
     6.1.    Termination......................................................31

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     6.2.    Effect of Termination............................................31

ARTICLE VII. OTHER MATTERS....................................................32
     7.1.    Certain Definitions; Interpretations.............................32
     7.2.    Survival of Representations, Warranties and Covenants............33
     7.3.    Indemnification..................................................33
             (a) Seller's Indemnification.....................................33
             (b) American General's Indemnification...........................34
             (c) Indemnification Procedures...................................35
             (d) Adjustment to Purchase Price.................................38
             (e) Exclusive Remedy.............................................38
     7.4.    Waiver...........................................................38
     7.5.    Counterparts.....................................................38
     7.6.    Governing Law; Venue.............................................38
     7.7.    Expenses.........................................................38
     7.8.    Notices..........................................................38
     7.9.    Entire Agreement.................................................39
     7.10.   Binding Effect; Assignment.......................................39
     7.11.   Severability.....................................................40
     7.12.   No Third Party Beneficiaries.....................................40

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of the 26th day of August, 1998 (the "Agreement"), by and between AMERICAN GENERAL FINANCE, INC., an Indiana corporation ("American General"), and STANDARD PACIFIC CORP., a Delaware corporation ("Seller"), is entered into with reference to the following:

     A. Standard Pacific Savings, F.A. ("Savings"), is a federally chartered savings and loan association and subject to regulation and supervision by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The customer deposit accounts of Savings are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. All of the issued and outstanding stock of Savings is owned by Seller.

     B. American General desires to acquire Savings through the purchase of all of the issued and outstanding stock of Savings on the terms and subject to the conditions set forth in this Agreement, and Seller desires that such stock be sold on such terms and subject to such conditions.

     C. Subject to any specific provisions of this Agreement, it is the intent of the parties that American General, by reason of this Agreement, shall not (until consummation of the transaction contemplated hereby) control or be deemed to control Savings, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Savings.

     D. The board of directors of American General has approved the acquisition of the stock of Savings (the "Acquisition") and the transactions contemplated by this Agreement, and has authorized the execution and delivery of this Agreement by unanimous written consent of the Executive Committee of the board of directors dated as of August 24, 1998. The board of directors of Seller has authorized the execution and delivery of this Agreement at a meeting of the board held on July 28, 1998.

     Now, therefore, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                               Purchase and Sale
                               -----------------

     1.1  Agreement of Purchase and Sale.
          ------------------------------

          (a) On the terms and subject to the conditions set forth in this Agreement, American General agrees to purchase, and Seller agrees to sell to American General (or to a subsidiary or affiliate of American General so designated), all of the shares of Savings Common Stock (as defined in
     Section 3.1(1)) held by Seller (the "Shares"), which Shares

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     shall constitute all of the issued and outstanding shares of Savings Common
     Stock. The purchase price for the Shares (the "Purchase Price") shall be the sum of (i) the tangible stockholder's equity of Savings as of the Closing (as defined in Section 1.2) plus $750,000. Tangible stockholder's equity mean tangible stockholder's equity determined in accordance with generally accepted accounting principles, consistently applied ("GAAP").

          (b) No later than five business days before the Closing Date, Seller shall provide to American General a written estimate of the Purchase Price based upon the best available information at that time and which, absent manifest error, shall be payable by American General by wire transfer in immediately available funds at the Closing against delivery of the stock certificates representing the Shares, duly endorsed for transfer to American General (or its designee) or accompanied by stock powers separate from the certificates that are appropriate for such purpose. Seller shall instruct American General concerning the account to which the estimated Purchase Price shall be paid and shall provide appropriate wire instructions therefor at least two business days prior to the Closing.

          (c) No later than 20 days following the Closing Date, Seller shall provide to American General the unaudited statement of condition (the "Closing Balance Sheet") of Savings, prepared in accordance with GAAP, and the written calculation of the Purchase Price ("Purchase Price Reconciliation"), each as of the Closing Date. Within 20 days thereafter, American General shall indicate to Seller in writing whether it agrees or disagrees with the Closing Balance Sheet or the Purchase Price Reconciliation, or any portion thereof. If American General indicates its disagreement during such period, American General and Seller shall have until 60 days following the Closing Date to resolve such disagreement. On the 61st day following the Closing Date, the parties shall either (i) have agreed upon the adjustments, if any, to the Closing Balance Sheet and the Purchase Price Reconciliation and shall, on a mutually agreeable date no later than five days thereafter, cause the appropriate party to promptly pay the other party the amount necessary to result in full payment of the actual Purchase Price, as so calculated, or (ii) submit all remaining items of disagreement to binding arbitration in accordance with Section 1.1(d) hereof

          (d) (i) In the event the parties hereto are unable to reach agreement with respect to the Closing Balance Sheet or the Purchase Price Reconciliation, then Ernst & Young LLP shall be retained no later than 65 days following the Closing Date to review the matter under dispute and to determine the Purchase Price Reconciliation. If Ernst & Young LLP shall be unable or unwilling to accept such retention, and the parties hereto are unable to agree on another nationally recognized independent accounting firm to make such determination, American General and Seller shall each nominate a nationally recognized independent accounting firm that does not regularly work for such party and is willing to accept such retention, and one of such two nominated accounting firms shall be selected by a flip of a coin with the flip being made by a lawyer for American General in the presence of a lawyer for Seller, with Seller's lawyer designating prior to the flip

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     which firm will be chosen if "heads" results or "tails" results.
     Such other independent accounting firm shall be selected no later than 70 days following the Closing Date and Ernst & Young or such other independent accounting firm shall be referred to herein as the "Arbitrator."

               (ii) With respect to a dispute as to the Closing Balance Sheet and/or the Purchase Price Reconciliation contemplated by subsection 1.1(c), American General and Seller shall each present the Arbitrator, no later than three (3) days after the Arbitrator has accepted its appointment, with its proposed Closing Balance Sheet and Purchase Price Reconciliation in writing, and the Arbitrator shall select one of the two proposals to be the Closing Balance Sheet and Purchase Price Reconciliation to which the parties will be bound. The Arbitrator shall not have the discretion to change either proposal or otherwise compromise between the two proposals.

               (iii) American General and Seller shall be afforded the opportunity to present to the Arbitrator any material or information relating to the matters in dispute. The Arbitrator shall render its decision as soon as possible, but not later than 30 days after the Arbitrator is appointed. The Arbitrator's decision shall be in writing and counterpart copies thereof shall be delivered to each of the disputing parties. American General and Seller shall each bear and pay one-half of the fees and disbursements of the Arbitrator in connection with its analysis. The determination by the Arbitrator shall be final and binding on the parties hereto. American General and Seller shall make such adjustments to the Purchase Price, as determined by the Arbitrator, no later than three
     (3) days following notification of the Arbitrator's decision.

          (e) The payment required to adjust the estimated Purchase Price paid at the Closing Date to the final Purchase Price payable hereunder shall include interest, at the Federal Funds Rate, on the amount of such additional payment from and including the Closing Date to, but not including, the date of such additional payment. "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York. The Federal Funds Rate for Saturdays, Sundays and any other day on which the Federal Reserve Bank of New York is closed shall be the Federal Funds Rate as in effect for the next preceding day for which the Federal Funds Rate shall have been determined.

     1.2  Closing.  The respective deliveries of consideration, stock
          -------
certificates and other documents, and the taking of all other remaining actions necessary to complete the purchase and sale transaction provided for in this Agreement (the "Closing"), shall take place on the earlier to occur of (a) December 31, 1998 (or, if such date is extended by American General pursuant to Section 6.1(d) hereof, March 31, 1999), and (b) the month end following the receipt of any required regulatory approvals and the expiration of any applicable waiting periods or, if such receipt or expiration shall have occurred within five (5) business days of the end of such month, then on the following month end, or on such other date as American General and Seller may agree (the "Closing Date"). The Closing shall be held at the headquarters of American General or at such other place as the parties hereto shall agree. All deliveries of documents, payment of consideration and other actions necessary in connection with or to complete the Closing shall be deemed to be taken and effected simultaneously as part of one single transaction, and none of the foregoing shall be deemed completed unless and until all are completed.

                                   ARTICLE II

                        Conduct Pending the Acquisition
                        -------------------------------

     2.1  Conduct of Savings' Business Prior to the Closing Date.  Except as
          ------------------------------------------------------
expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall cause Savings to (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices, except that Seller may permit Savings to engage in those actions contemplated herein; (b) use its best efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships, to continue to develop such customer relationships and to retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear or damage due to casualty; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under its contracts, leases and documents relating to and affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;
(f) comply with and perform all its obligations and duties imposed upon it by all Federal and state laws, and applicable rules, regulations and orders imposed by Federal, state and local governmental authorities; and (g) take no action which would adversely affect or delay the ability of American General to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants or agreements on a timely basis under this Agreement.

     2.2  Forbearance by Seller and Savings.  During the period from the date
          ---------------------------------
of this Agreement to the Closing, except as set forth on a disclosure schedule delivered concurrently with this Agreement (the "Disclosure Schedule") or as otherwise contemplated by this Agreement, Seller shall not permit Savings, without the prior written consent of American General, which consent shall not be unreasonably withheld, to:

          (a) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock;

          (b) except for purchases of securities in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock, contributions to capital, property transfers, or purchase of any properties or assets of any other individual, corporation or other entity;

          (c) enter into, renew or terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than (i) deposit agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice or involving payment or payments of not more than $10,000 per annum in the aggregate;

          (d) increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its employees, former employees or retirees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, former employees or retirees, or become a party to, amend or commit to any pension, retirement, retention, severance, deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree, or voluntarily accelerate the vesting of any employee benefits;

          (e) hire additional officers or employees (except that Seller may permit Savings to hire non-officer employees to fill vacancies in existing positions at compensation levels and with benefits consistent with past practices);

          (f) amend its Federal Stock Charter or Bylaws, or change in any material way its material policies and procedures (except as required by changes in applicable law) or make any material changes to its tax or financial accounting policies (except changes to its tax or financial accounting policies as may be required by GAAP or regulatory accounting practices);

          (g) introduce any new services or products (other than products or services relating to the Community Reinvestment Act (or other similar law or regulation)), institute any new advertising campaign, open or apply to open any new branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

          (h) take any action that would result in a violation of any of the covenants made herein by Seller or would result in any representations or warranties of Seller becoming untrue;

          (i) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

     2.3  Timeliness of American General's Consent.  For purposes of Section
          ----------------------------------------
2.2, any consent required from American General, unless earlier given or denied, shall be deemed to have been given five (5) business days after the date on which American General receives a written request for such consent, unless during such five-day period American General requests further information in writing reasonably necessary to allow the decision to be made, in which case, such consent, unless earlier given or denied, shall be deemed to have been given five (5) business days after the date on which the requested information is furnished.

     2.4  Conduct by American General Prior to the Closing Date.  During the
          -----------------------------------------------------
period from the date of this Agreement to the Closing Date, American General shall take no action which would materially adversely affect or delay the ability of American General to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants or agreements on a timely basis under this Agreement (other than actions taken either (a) in the normal course of business or (b) otherwise without the intent of causing such effect or delay).

                                  ARTICLE III.

                         Representations and Warranties
                         ------------------------------

     3.1  Representations and Warranties of Seller.  Seller represents and
          ----------------------------------------
warrants to American General that, except as set forth in the Disclosure
Schedule:

          (a) Recitals True.  The information set forth in the recitals of this
              -------------
     Agreement with respect to Seller and Savings is true and correct.

          (b) Capital Stock.  Savings is authorized to issue 100,000 shares of
              -------------
     common stock, $20.00 par value ("Savings Common Stock"), and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which stockholders of Savings can vote. As of the date hereof, 100,000 shares of Savings Common Stock are issued and outstanding, all of which are owned by Seller free and clear of any liens or encumbrances. All outstanding shares of capital stock of Savings i.e., duly authorized, validly issued and outstanding, fully paid and nonassessable, and are subject to no preemptive rights.

          (c) Authority.  Savings has the power and authority, and is duly
              ---------
     qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Savings), to carry on its business as it is now being conducted and to own all of its material properties and assets. Savings has all Federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on Savings. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to perform its obligations hereunder and to consummate the transactions contemplated herein.

          (d) Subsidiaries.  Except for the stock it is required to hold in the
              ------------
     Federal Home Loan Bank of San Francisco (the "FHLB SF"), Savings does not own, directly or indirectly, any equity position or voting interest in any corporation, partnership or other entity.

          (e) Approvals.  The execution by Seller of this Agreement has been
              ---------
     authorized by all necessary corporate action, including, but not limited to, a vote by unanimous written consent of its board of directors. This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (f) No Violations.  The execution, delivery and performance of this
              -------------
     Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of Seller or Savings, or to which any of them (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on Savings or would materially hinder or delay the transactions contemplated hereby, or
     (ii) a breach or violation of, or a default under, the charter documents or Bylaws of either of them; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, any rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (1) the required approvals, consents and waivers of governmental authorities referred to in
     Section 4.4 and (2) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would neither result in a Material Adverse Effect on Savings nor materially hinder or delay the transactions contemplated hereby.

          (g) Financial Statements.
              --------------------

              (i) Savings' unaudited financial statements as of December 31, 1997 and for the fiscal year then ended (the "Year-End Financials"), and Savings' unaudited statement of condition as of June 30, 1998 and the related statement of operations for the six-month period then ended (the "June 30 Financials") have been provided to American General. The Year-End Financials and the June 30 Financials (including any related notes and schedules) fairly present the financial position, the results of operations, retained earnings and cash flows, as the case may be, of Savings as of the date thereof or for the periods set forth therein, in each case in accordance with GAAP applicable to savings and loan associations during the periods involved, except as permitted in the case of unaudited statements (which may not include cash flow statements or notes), and subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount. The books and records of Savings are accurate in all material respects.

               (ii) Seller's audited consolidated financial statements as of December 31, 1997 and for the fiscal year then ended, accompanied by the audit report of Arthur Andersen LLP, Seller's independent certified public accountants, and Seller's unaudited consolidated balance sheet as of June 30, 1998 and the related consolidated statement of operations for the six-month period then ended have been provided to American General. Such audited financial statements and unaudited financial statements (including any related notes and schedules) fairly present the financial position, the results of operations, retained earnings and cash flows, as the case may be, of Seller as of the date thereof or for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except as permitted in the case of unaudited statements (which may not include cash flow statements or notes), and subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount.

          (h) Absence of Certain Changes or Events.  Except as set forth in the
              ------------------------------------
     June 30 Financials, since December 31, 1997, there have not been (i) any changes in the business, assets, financial condition or results of operations of Savings that, individually or in the aggregate, have had a Material Adverse Effect on Savings, except for any such changes that are expressly contemplated by this Agreement; (ii) any amendment to the Federal Stock Charter or Bylaws of Savings; (iii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the capital stock of Savings; or (iv) any change by Savings in accounting principles or methods or tax methods, except as required by GAAP or by any governmental entities having jurisdiction over Savings with respect to financial statements or tax returns filed by it. Except as set forth in Seller's June 30, 1998 financial statements, since December 31, 1997, there have not been any changes in the business, assets, financial condition or results of operations of Seller that, individually or in the aggregate, would materially affect the ability of Seller to perform its obligations under this Agreement.

          (i) Taxes. (A) Except as set forth in the Disclosure Schedule, (i) all
              -----
     Tax Returns that are required to be filed by or with respect to Seller's Group, including Savings, for periods ending on or before the Closing Date have been and, with respect to the Tax Returns that are required to be filed by Seller pursuant to Section 4.14 hereof, will be duly filed, and were or, with respect to such Tax Returns that are required to be filed by Seller pursuant to Section 4.14 hereof, will be, correct and complete in all respects; (ii) Seller and Savings have delivered or made available to American General true and complete copies of all such Tax Returns for 1995 and 1996 and, when available, will deliver to American General true and complete copies of such Tax Returns that are required to be filed by Seller pursuant to Section 4.14 hereof; (iii) all Taxes owed or required to be withheld and paid over by Seller's Group, including Savings, have been paid in full; (iv) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending; (vii) there is no dispute or claim concerning any liability for Taxes against Savings or Seller's Group either claimed or raised by any authority in writing or as to which any director or officer or employee responsible for Tax matters of Seller's Group has personal knowledge based upon personal contact with any agent of such authority;
     (viii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller's Group; and (ix) no security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of Savings that arose in connection with any failure or alleged failure to pay any Taxes. Savings has timely complied with all requirements under applicable laws relating to information, reporting and withholding for customer and other accounts (including back-up withholding and furnishing of Forms 1099) except to the extent in the aggregate would not result in a Material Adverse Effect on Savings.

               (B) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

               (C) Savings has no liability for Taxes of any person (other than Savings) under Treasury Regulation (S) 1.1502-6, as a transferee or successor, or otherwise.

               (D) As a result of American General's purchase of the Shares, neither Savings nor American General will be obligated to make a payment to an individual arising from employment or an independent contractor relationship with Savings that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (E) Savings does not maintain a reserve for bad debts for tax purposes, and is not and will not be required to recapture any reserve pursuant to Sections 593(e) and (g) of the Code.

          (j)  Absence of Claims; Litigation.  No litigation, proceeding or
               -----------------------------
     controversy before any court or governmental agency is pending against Savings which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Savings or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the actual knowledge of Seller or Savings, no such litigation, proceeding, controversy, claim or action has been threatened. Savings is not in default with respect to any material judgment, order, writ, injunction, decree, or award of any court, arbitrator or governmental agency or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to the actual knowledge of Seller or Savings, threatened, against Savings, or to which Savings is a party or which names Savings as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate. The litigation reserves, if any, as reflected in the June 30 Financials are adequate in accordance with GAAP.

          (k)  Regulatory Actions.  Savings is not a party to any cease and
               ------------------
     desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor within the past three years has Savings been a party to any written agreement with or commitment letter or similar undertaking to, nor has Savings been subject to any order or directive by, any Federal or state governmental authorities, nor has it adopted any board resolution at the request of any of its regulators. Savings has not been advised that any such issuance or request is contemplated. As of the date hereof, to the actual knowledge of Savings and Seller, Savings is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Equal Credit Opportunity Act (15 U.S.C. (S) 1691, et seq.), the Fair
                                                       -- ---
     Housing Act (420 U.S.C. (S) 3601, et seq.), the Bank Secrecy Act (31 U.S.C.
                                       -- ---
     (S) 5322, et seq.), the Home Mortgage Disclosure Act (12 U.S.C. (S) 2801,
               -- ---
     et seq.) and the Community Reinvestment Act (12 U.S.C. (S) 2901, et seq.)
     -- ---                                                           -- ---
     To the actual knowledge of Seller and Savings, each material violation, criticism, or exception by any governmental authority with respect to any examinations of Savings has been resolved to the satisfaction of the applicable regulatory authority.

          (l)  Certain Agreements.  Savings is not a party to any oral or
               ------------------
     written (i) consultant agreement, not terminable on 90 days' or less notice and involving the payment of more than $10,000 per annum, (ii) agreement with or with respect to any executive officer of Savings providing any term of employment or compensation guarantee, or (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. American General has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by Savings, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation and any severance or retention pay as of July 1, 1998, the names of all of Savings' directors and officers and the names of all persons, if any, holding tax or other powers of attorney for Savings.

          (m)  Labor Matters.  Savings is not a party to nor is it bound by
               -------------
     any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is Savings the subject of any proceeding asserting Savings has committed an unfair labor practice or seeking to compel Savings to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving Savings pending or threatened. Savings considers its employee relations to be satisfactory.

          (n)  Employee Benefit Plans.  A list of all Employee Plans (as
               ----------------------
     hereinafter defined) is set forth in the Disclosure Schedule. Savings has delivered or made available to American General true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Employee Plans: Each of the Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the Internal Revenue Service ("IRS") with respect to each of the Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Employee Plans; the current summary plan description of each of the Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Employee Plans for which such report was prepared.

               Except as set forth in the Disclosure Schedule:

               (i) the written terms of each of the Employee Plans and, if controlled by Savings or Seller, any related trust agreement, group annuity contract, insurance policy or other agreement, have been administered in substantial compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

               (ii) each of the Employee Plans for which Savings has claimed a deduction under Code Section 404, as if such Employee Plan were qualified under Code Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Employee Plan, and to the actual knowledge of Savings such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Employee Plan;

               (iii) to the actual knowledge of Savings, neither it nor any other "disqualified person" or "party in interest" (as defined in Code
          Section 4975 and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Section 406 or 407 of ERISA) that could reasonably be expected to subject Savings to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA;

               (iv) no Employee Plan is a Multiple Employer Plan within the meaning of Code Section 413 or a Multiemployer Plan within the meaning of Section 3(37) of ERISA;

               (v) Savings has not incurred and does not have actual knowledge of any pending material tax, penalty or liability under Code
          Section 4972 with respect to any Employee Plan;

               (vi) continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of Savings and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g));

               (vii) no "reportable event" within the meaning of Code Section 4043(c) has occurred, or is reasonably likely to occur with respect to any Employee Plan; and

               (viii) no Employee Plan provides for retiree medical benefits.

          For purposes hereof, the term "Employee Plan" means any "employee benefit plan" (as defined in (S) 3(3) of ERISA) as well as any other material written or formal plan or contract involving direct or indirect compensation under which Savings has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom" stock or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

          (o)  Insider Loans; Other Transactions.  Savings has previously
               ---------------------------------
     provided American General with a listing, current as of June 30, 1998, of all extensions of credit made to Seller's or Savings' executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Except as set forth in the Disclosure Schedule, Savings does not owe any amount to, or have any contract or lease with or commitment to, any of the present executive officers or directors of Seller or Savings (other than for compensation (including accrued vacation and severance obligations) for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

          (p)  Title to Assets.  Savings has good and marketable title to all
               ---------------
     of its material properties and assets (other than property as to which it is lessee), including, without limitation, all personal and tangible properties reflected in the Year-End Financials or the June 30 Financials, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the Year-End Financials or the June 30 Financials or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purpose for which they are intended, (4) pledges of assets in the ordinary course of business to secure public deposits, (5) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Year-End Financials or the June 30 Financials, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which in the aggregate do not exceed $10,000 in amount. Without limiting the above, Savings owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and Savings has not received any notice of conflicts with respect thereto that asserts the rights of others.

          (q)  Actual Knowledge as to Conditions.  As of the date hereof
               ---------------------------------
     neither Seller nor Savings knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

          (r)  Compliance with Laws.  Savings is not in violation in respect
               --------------------
     of any applicable Federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except for violations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Savings.

          (s)  Fees.  Other than financial advisory services performed for
               ----
     Seller by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), neither Seller nor Savings, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.
     The fees of FBR referred to in the preceding sentence shall be paid by Seller.

          (t)  Environmental.
               -------------

               (i) All of the properties and operations of Savings are in compliance in all material respects with all material Environmental Laws (as defined below) applicable to such properties and operations. Savings' environmental practices with respect to real estate secured loans have been substantially in compliance with industry standards since July 1995.

               (ii) Savings has obtained all material permits, licenses, and authorizations which are required for Savings' operations under Environmental Laws.

               (iii) No Hazardous Substances (as defined below) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from, any of Savings' properties except in accordance in all material respects with Environmental Laws. Neither Seller nor Savings has any actual knowledge as of the date of this Agreement that any prior owners, occupants or operators of any such property or any other property in which Savings has a security interest, ever deposited, disposed of or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which Savings holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which Savings has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

               (iv) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending, or, to the actual knowledge of Seller and Savings, threatened against Savings relating in any way to any material violation of any Environmental Law. To the actual knowledge of Seller and Savings, Savings has no material liability for remedial action with respect to a violation of an Environmental Law. Seller and Savings have not received any written requests for information relating to any material violations of any Environmental Law from any governmental authority with respect to the condition, use, or operation of any of Savings' properties nor has any of them received any notice from any governmental authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

               (v) As used in this Section, the term "Environmental Law" means any and all Federal, state and local laws, regulations, and requirements pertaining to health, safety and the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1975, 42 U.S.C. (S) 6901, et seq. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. (S) 651, et seq. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. (S) 7401, et seq., the Clean Water Act, 33 U.S.C. (S) 1251, et seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601, et seq., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, (S) 25300, et seq., and the Hazardous Waste Control Law, Chapter 6.5 of the California Health and Safety Code, (S) 25100, et seq. (the latter two statutes being referred to herein as the State Acts), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any governmental authority, agency having jurisdiction over the environmental activities of Savings or of its properties, as such laws, regulations, and requirements may be in effect on the date hereof.

               (vi) As used in this section, the term "properties" shall include: all real estate property owned or leased by Savings; and any other property as to which

          Savings would reasonably be expected to be deemed an "owner" or "operator" under any applicable Environmental Law.

               (vii) As used in this section, the term "Hazardous Substance" shall mean any "hazardous waste" as defined by CERCLA and State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (1) any "hazardous substance" as such term is defined by CERCLA; (2) any "regulated substance" as defined by the State Acts; (3) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities; (4) polychlorinated biphenyls, (5) petroleum products;
          (6) "hazardous chemicals" or extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (7) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (8) any substance that requires reporting, registration, notification, removal; abatement and/or special treatment, storage, handling or disposal, under (S)(S) 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. (S) 2601); (9) any toxic or hazardous chemical described in 29 C.F.R. 1910.100-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (10) any
          (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident", (D) "solid waste" with respect to which special requirements are imposed by applicable governmental authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the States Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. (S)(S) 1251-1376, as amended, by Public Law 1004, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. (S)(S) 122.1 and 122.26.

          (u)  Performance of Obligations. Savings has performed in all material
               --------------------------
     respects all of the obligations required to be performed by it to date under, and is not in default under or in breach of, any term or provision of any material contract, lease, indenture or any other material agreement to which Savings is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach, in each case which would have a Material Adverse Effect on Savings. The Disclosure Schedule contains a list of all contracts to which Savings is a party, except for contracts terminable without penalty on not more than 90 days' notice or involving the payment of not more than $10,000 per annum, deposit agreements and loan agreements.

          (v)  Insurance.  Savings has in effect policies of insurance with
               ---------
     respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of Savings' management are appropriate for its business, operations, properties and assets. Other than policies of title insurance, Savings shall make available to American General, within ten (10) days of the date of this Agreement, copies of all policies of insurance and bonds carried and owned by Savings as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. Savings is not in default under any such policy of insurance or bond such that it is reasonably likely to be canceled. No notice of cancellation or material amendment has been received with respect to existing material policies, and no coverage thereunder with respect to any material claims is being disputed.

          (w)  Derivative Transactions.  Savings is not a party to a transaction
               -----------------------
     in or involving forwards, futures, options on futures, swaps or other derivative instruments.

          (x)  Trust Administration.  Other than for retirement accounts,
               --------------------
     Savings does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least five (5) years prior to the date hereof.

          (y)  Qualified Thrift Lender.  Savings is and will remain through the
               -----------------------
     Closing Date a "qualified thrift lender" within the meaning of Section 1467(a)(m) (l)(B) of the Home Owners' Loan Act and the related regulations of the OTS.

     3.2  Representations and Warranties of American General.  American General
          ---------------------------------------------------
represents and warrants to Seller that:

          (a)  Recitals True.  The information set forth in the recitals of this
               -------------
     Agreement with respect to American General are true and correct.

          (b)  Authority.  American General is duly organized, validly existing
               ---------
     and in good standing under the laws of the State of Indiana and has all requisite power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c)  Approvals.  The execution by American General of this Agreement
               ---------
     has been authorized by all necessary corporate actions of American General, including, but not limited to, a vote by its board of directors. No vote, consent or approval of the shareholders of American General is required to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of American General enforceable against American General in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

          (d)  No Violations.  The execution, delivery and performance of this
               -------------
     Agreement by American General does not, and consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation to or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of American General, or to which American General (or its property) is subject, which breach, violation or default would have a Material Adverse Effect on American General or would materially hinder or delay the transactions contemplated hereby or (ii) a breach or violation of or a default under, the Articles of Incorporation or Bylaws of American General; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (1) the required approvals, consents and waivers of governmental authorities referred to in Section 4.4, and (2) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on American General or would not materially hinder or delay the transactions contemplated hereby.

          (e)  Financial Statements.  American General's audited consolidated
               --------------------
     financial statements as of December 31, 1997 and for the fiscal year then ended (the "American General Audited Financials"), accompanied by the audit report of Ernst & Young LLP, American General's independent certified public accountants, and American General's unaudited consolidated balance sheet as of June 30, 1998 and the related consolidated statement of income for the six-month period then ended (the "American General June 30 Financials") have been provided to Seller. The American General Audited Financials and the American General June 30 Financials (including any related notes and schedules) fairly present the financial position, the results of operations, retained earnings and cash flows, as the case may be, of American General as of the date thereof or for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except as permitted in the case of unaudited statements, and subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount.

          (f)  Absence of Certain Changes or Events.  Except as set forth in the
               ------------------------------------
     American General June 30 Financials, since December 31, 1997, there have not been any changes in the business, assets, financial condition or results of operations of American General that, individually or in the aggregate, have had a Material Adverse Effect on American General.

          (g)  Absence of Claims.  No litigation, proceeding or controversy
               -----------------
     before any court or governmental agency is pending against American General which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to its actual knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (h)  Actual Knowledge as to Conditions.  American General knows of no
               ---------------------------------
     reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

          (i)  Funds.  American General has funds available to complete the
               -----
     transactions contemplated hereby.

          (j)  Fees.  Neither American General nor any of its officers,
               ----
     directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.



                                  ARTICLE IV

                                   Covenants
                                   ---------

     4.1  Acquisition Proposals.    Seller agrees that until any termination
          ---------------------
pursuant to Article VI hereof neither it nor Savings nor any of their respective officers and directors shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, and shall cause Savings to direct and use its best efforts to cause Savings' employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, initiate or solicit any inquiries or the making of any proposal or offer with respect to, a merger, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, Savings (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. Seller will promptly cease and cause to be terminated, and shall cause Savings to cease and cause to be terminated, any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall promptly notify American General, and shall cause Savings to promptly notify American General, of any written Acquisition Proposal that either of them receives from any third party.

     4.2  Employee Benefits.
          -----------------

          (a) All employees of Savings continuing in the employ of Savings following the Closing will be permitted to participate in employee benefit plans of American General on substantially the same basis as other similarly situated employees of American General and its affiliates, subject to satisfaction of vesting and eligibility requirements. To the extent that any employees of Savings are permitted pursuant to the preceding sentence to participate in employee benefit plans (within the meaning of Section 3(1) of ERISA) of American General, such employees will be given credit for initial eligibility purposes (and for no other purposes) under such employee welfare benefit plans for their period of employment with Savings. Such employees shall also be given credit under any American General vacation policies to which they are subject based upon their period of employment with Savings.

          (b) Except as provided in subsection 4.2(d), Seller shall assume from Savings and perform in accordance with their terms any existing individual employment, severance, deferred compensation and similar agreements between Savings and any current or former officer, director, employee or consultant of Savings who is terminated by Savings on or before the Closing Date.

          (c) Seller and/or Savings have entered into written and verbal agreements to pay bonus compensation to certain employees upon the closing of a transaction such as that contemplated herein provided that such employees continue in their employment through the Closing Date. All obligations associated therewith shall be recorded as of the Closing Date on the financial statements of Savings and be taken into account in preparing the written estimate pursuant to Section 1.1(b).

          (d) On or before the Closing Date, the chief executive/financial officer of Savings will resign or Seller shall cause Savings to otherwise terminate their employment. All severance and other obligations of Savings associated therewith shall be paid or recorded as of the Closing Date on the financial statements of Savings and be taken into account in preparing the written estimate pursuant to Section 1.1(b).

     4.3  Access and Information.
          ----------------------

          (a) Upon reasonable notice, Seller shall cause Savings to afford to American General and its representatives (including, without limitation, directors, officers and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Closing to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request; permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records; furnish to American General such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as American General may reasonably request and that Savings may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which Savings may be entitled as against third parties other than American General. Without limiting the foregoing, Seller shall cause Savings promptly to provide American General monthly unaudited balance sheets and operating statements, and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of Savings, promptly following the date the same are provided to the Board of Directors and senior management of Savings. Seller shall cause Savings to provide American General with as much information concerning an exit interview or similar meetings held in connection with any regulatory examinations of Savings and with respect to the examination findings and results as Savings can provide without violation of law.

          (b) No party shall, and each shall cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable laws and regulations (including stock exchange regulations), American General shall keep confidential and shall cause its representatives to keep confidential, and Seller shall keep confidential and shall cause its representatives, Savings and Savings' representatives to keep confidential, all information, documents and trade secrets obtained pursuant to this Section 4.3 unless such information (i) becomes or has become available to such party or Savings from other sources not known by such party or Savings to be bound by a confidentiality obligation, (ii) is disclosed with the prior written approval of the party to which such information pertains or with the prior written approval of Seller if such information pertains to Savings or (iii) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be destroyed or returned to the party that furnished the same, as such furnishing party may designate.

     4.4  Certain Filings, Consents and Arrangements.    American General and
          ------------------------------------------
Seller shall, and Seller shall cause Savings to, (a) promptly make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of the OTS, the FDIC and any other governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents, or waivers are required to be obtained under any relevant Federal or state law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed. In addition, if American General so elects, Seller shall cooperate, and shall cause Savings to cooperate at American General's expense, in filing any application necessary or desirable to convert Savings to a Federal savings bank.

     4.5  Additional Agreements.    Subject to the terms and conditions herein
          ---------------------
provided, American General and Seller agree, and Seller agrees to cause Savings, to use all reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable governmental entities and other third parties, affecting all necessary registrations, applications and filings and obtaining any required contractual consents (including consent to assignment of leases where required) and regulatory approvals.

     4.6  Publicity.    The initial press releases announcing this Agreement
          ---------
shall be issued concurrently. The parties shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto, and shall not issue any press release that discloses the identity of the other party without such other party's prior written consent. If any party hereto, on the advice of counsel, determines that a disclosure is required by law or regulation (including stock exchange regulation), it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

     4.7  Notification of Certain Adverse Matters.    Seller shall give American
          ---------------------------------------
General, and shall cause Savings to give American General, prompt notice of: (a) with respect to Savings, any material adverse change in its respective business, operations, or prospects (it being understood that material adverse change as used in this clause (a) does not include any changes expressly contemplated by this Agreement), and with respect to Seller, any change that would materially affect the ability of Seller to perform its obligations under this Agreement,
(b) any material complaints, investigations or hearings (or communications indicating that same may be contemplated) of any governmental agency or regulatory authority, (c) the institution or the threat of material litigation, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause its respective representations or warranties set forth herein not to be true and correct in all material respects as of the Closing Date. American General shall give Seller prompt notice of any event or condition known to it which is reasonably likely to materially hinder or delay consummation of the transactions contemplated hereby.

     4.8  Director Resignations.    Seller shall cause Savings to deliver to
          ---------------------
American General at the Closing the resignations of the members of the Board of Directors of Savings.

     4.9  Human Resources Issues.    Seller agrees to cooperate with American
          ----------------------
General, and agrees to cause Savings to cooperate with American General, with respect to any formal meetings or interviews with one or more employees called or arranged by Savings and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with American General given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow American General a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

     4.10 Assistance with Third-Party Agreements.
          --------------------------------------

          (a) Prior to the Closing, Seller shall cooperate with and use all reasonable efforts, and shall cause Savings to cooperate with and to use all reasonable efforts, to assist American General in (i) gaining access to all of Savings' third-party vendors and the landlords of all of Savings' leased properties, promptly after the date of this Agreement and after Seller or Savings has contacted them, (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with American General's timetable at or after the Closing, provided that nothing herein shall require Seller or

     Savings to pay fees or other consideration to any such third party in order to obtain such cooperation.

          (b) Seller shall cause Savings to be responsible for all fees and expenses of third parties incurred by Savings in connection with the taking of any action pursuant to Sections 4.10(a), provided that Seller shall have the right to approve any such payments. American General agrees that all actions taken pursuant to this Section 4.10 shall be taken in a manner intended to minimize disruption to the customary business activities of Savings.

     4.11 Notices and Communications.  Seller shall cause Savings, if requested
          --------------------------
to do so by American General following receipt of all approvals of governmental authorities to the transactions contemplated by this Agreement, but prior to the expiration of any statutory waiting periods, if it receives a statement by American General in writing that to its actual knowledge there are no conditions to Closing set forth in Article V that have not been, or cannot be, satisfied prior to Closing, (a) to cooperate with American General by sending necessary or appropriate customer notifications and communications as drafted by American General to advise such customers of the impending transaction and of American General's plans for Savings following the Closing, and (b) to take or cause to be taken at the direction of and as agent for American General, all actions necessary to comply with the provisions of the Worker Adjustment And Retraining Notification Act, as amended (12 U.S.C. 2101, (S)2101, et seq.), with respect
                                                       -- ---
to all employees of Savings covered by such act who are to be terminated by American General within sixty days following the effective time, including the issuance of notices to such employees.

     4.12 Insurance Policies Assignment.  Seller agrees to make commercially
          -----------------------------
reasonable efforts, and agrees to cause Savings to make commercially reasonable efforts, to obtain consent to partial or complete assignments of any insurance policies of Savings if requested to do so by American General to the extent necessary to maintain the benefits to American General of such policies as they apply to Savings and its affairs. Seller shall also inform American General, and shall cause Savings to inform American General, no later than the Closing Date of any material unfiled insurance claims of which they have actual knowledge and for which they believe coverage exists.

     4.13 Name Change.  Concurrently with the Closing, American General shall
          -----------
cause Savings to cease using the name "Standard Pacific," but may thereafter refer to "Standard Pacific" as a predecessor name to the extent reasonably necessary.

     4.14 Tax Matters.
          -----------

          (a)  Seller's Responsibilities.
               -------------------------

               (i) Seller shall be liable for, and shall defend, indemnify and hold harmless American General and its directors, officers, employees, attorneys and agents from, any and all Taxes of any kind or character, including, without limitation,

                    (A) all Taxes of Savings for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on, and including, the Closing Date, including any Taxes attributable to the election to be made under Section 338(h)(10) of the Code and any corresponding election under applicable state Tax law;

                    (B) any obligation to contribute to the payment of a Tax
               determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Savings and Taxes resulting from Savings ceasing to be a member of Seller's Group;

                    (C) any Taxes resulting from any deferred income
               recharacterized as income by reason of Treasury Regulation
               (S)1.1502-13 and Treasury Regulation (S)1.1502-14 and any excess loss accounts taken into income under Treasury Regulation
               (S)1.1502-19 (and any similar state, local or foreign provision), that are (1) imposed on Seller's Group (other than Savings) for any taxable year or (2) imposed on Savings, or for which Savings may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date; and

                    (D) all Taxes resulting from the application of Treas. Reg.
               (S)1.1502-6 or comparable provisions of any Tax Authority in respect of a consolidated return for any period ending on or before the Closing Date.

                    The indemnification obligation provided hereunder shall
               include indemnification for costs and expenses, including reasonable attorney's fees and expenses and other costs and expenses associated with defense of a claim or incurred in obtaining indemnification hereunder, whether or not they are incurred in a formal proceeding. Seller shall be entitled to any refund of Taxes of Savings received after Closing attributable to such periods. Notwithstanding the foregoing, Seller shall not be liable for, and shall have no obligation to indemnify American General hereunder for, any Taxes to the extent that (i) such Taxes arise from the events or actions occurring on the Closing Date after the Closing, other than those events or actions that are deemed to occur after the Closing, under the consolidated return Treasury Regulations or otherwise, that actually occur prior to, or simultaneously with, the Closing or as part of the Acquisition, (ii) such taxes arise from an adjustment to an item of income, loss, deduction or credit claimed for a pre-Closing period that gives rise to an offsetting adjustment and reduction in Taxes for a post-Closing period (considering, inter alia, in
                                                                ----- ----
               determining the amount of such reduction, changes in tax rates), or (iii) such Taxes, together with the Taxes for which indemnification is provided pursuant to Section 7.3, are not in excess of the amount of accrued and unpaid Taxes set forth on the Closing Balance Sheet.

               (ii) Seller shall file or cause to be filed when due (A) all consolidated, combined or unitary Tax Returns that are required to be filed by or with respect to Savings for taxable years or periods ending on or before the Closing Date and (B) all other Tax Returns that are required to be filed by or with respect to Savings that are due on or prior to the Closing Date, and Seller shall pay any Taxes due in respect of (A) or (B) above. Seller will take no position (unless required by law) or make any election on such Tax Returns that would adversely affect Savings after the Closing Date.

          (b)  American General's Responsibilities.
               -----------------------------------

               (i) American General shall be liable for all Taxes of Savings for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date, and American General shall indemnify Seller for any Taxes imposed on Seller's Group or Seller to the extent that such Taxes arise from the events or actions described in clause (i) of the last sentence of Section 4.14(a)(i).

               (ii) American General shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Savings, other than the consolidated, combined or unitary Tax Returns referred to in Section 4.14(a)(ii)(A) above, that are due after the Closing Date, and American General shall pay any Taxes due in respect of the Tax returns described above, subject to reimbursement by Seller for Taxes Seller is liable for under Section 4.14(a)(i).

          (c)  Taxes for Short Taxable Year.  Whenever it is necessary to
               ----------------------------
     determine the liability hereunder for Taxes of Savings for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of Savings for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that Savings had a taxable year or period which ended at the close of the Closing Date and that Savings closed its books at that time, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned pro rata on a daily basis.
                                            --- ----
     Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Savings shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax.

          (d)  Review of Tax Returns and Other Filings.  To the extent that one
               ---------------------------------------
     party (the "nonfiling party") would be liable under this Section 4.14 for Taxes payable with respect to, or would otherwise be subject to increased liability for Taxes as a result of, Tax Returns or other filings filed by another party (the "other party"), the other party shall allow the nonfiling party adequate opportunity to review and comment on such Tax Returns or other filings and shall not file such Tax Returns or other filings without the consent of the nonfiling party; provided, such
                                                         --------
     nonfiling party agrees that it is liable for such Taxes hereunder and, provided further, that such consent shall not be unreasonably withheld.
     -------- -------

          (e)  Contest Provisions.  American General and Seller shall promptly
               ------------------
     notify each other in writing upon receipt by either of them, or any of their affiliates, or Savings, of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of Savings for which Seller would be required to indemnify American General pursuant to this Agreement.

          Seller shall have the sole right to represent Savings' interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice, at its expense. Notwithstanding the foregoing, Seller (A) shall consult with American General with respect to the resolution of any issue that would affect American General or Savings in any way and to any extent, in the taxable periods subject to such proceeding or any other taxable periods (including, but not limited to, any resolution that would result in the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reductions of loss or credit carryforwards to Savings or American General), and (B) shall not settle any such issue or file any amended return relating to such issue, without the consent of American General, which consent shall not be unreasonably withheld.

          Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a period described in Section 4.14(c) for the portion of the year or period ending on the Closing Date that is the subject of indemnification by Seller hereunder. Neither American General nor Savings may agree to settle any such claim for Taxes for the portion of the year or period ending on the Closing Date that is the subject of indemnification by Seller hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller shall not settle any such claim, or take any other action with respect to such claim, without the consent of American General, which shall not be unreasonably withheld.

          (f)  Termination of Tax Allocation Agreements.  Any tax allocation or
               ----------------------------------------
     sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any member of Seller's Group and Savings shall be terminated as to Savings as of the Closing Date, and no payments which are owed by or to Savings pursuant thereto shall be made thereunder, except to the extent such obligation or receivable is reflected on the final Closing Balance Sheet, in which case it shall be paid.

          (g)  Section 338(h)(10).
               ------------------

               (A)  Election.  At the request of American General, Seller shall
                    --------
          make a joint election with American General under Section 338(h)(10) of the Code with respect to the purchase of Savings' Shares and under any similar provisions of state or foreign law. Seller represents that its sale of the Shares of Savings is eligible for, and American General represents that it is qualified to make, such election. If the election is made, Seller and American General shall on the Closing Date exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties will promptly agree on such changes.

               (B)  Allocation of Purchase Price.  If an election under Section
                    ----------------------------
          338(h)(10) of the Code is made, Seller and American General will (i) cause their respective accountants to negotiate in good faith, on their behalf, and agree to, or (ii) appoint an appraiser to determine a purchase price and an allocation of that price among the assets of Savings that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or state or foreign law equivalent. American General and Seller shall use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes.

          (h)  Efforts to Obtain Certain Documents.  Seller agrees, upon
               -----------------------------------
     request, to use its reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed on Savings (including, but not limited to, with respect to the transactions contemplated by this Agreement).

          (i)  Cooperation after Closing.  After the Closing Date, Seller and
               -------------------------
     American General shall:

               (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.14;

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Savings;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Savings;

               (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Savings for taxable periods for which the other may have a liability under this Agreement;

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period;

               (vi) retain and (upon the other party's request) provide records and information that are reasonably relevant to any audit, litigation or other proceeding or to tax matters pertinent to Savings relating to any taxable year or period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and give the other party reasonable written notice prior to transferring, destroying or discarding any such records and information; provided,
                                                                     --------
          if American General so requests, after receiving notice that such records are to be destroyed or discarded, Seller shall allow American General to take possession of such books and records; and, provided
                                                                     --------
          further, that American General shall not be required to give such
          -------
          notice to Seller after the expiration of the statute of limitations (and any extensions thereof known to American General) of the respective tax period to which such books and records relate;

               (vii) provide, upon request, all information that may be required for reporting pursuant to Section 6043 of the Code and the regulations thereunder; and

               (viii) abide by all record retention agreements entered into with any taxing authority.

          (j)  Transfer Taxes.  All transfer, documentary, sales, use, stamp,
               --------------
     registration and other such Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its expense, file all necessary Tax Returns or other forms for such Taxes and other documentation with respect to all such matters. If required by applicable law, American General will join in the execution of any such returns or documentation.

          (k)  Miscellaneous.  Any payment by American General or Seller under
               -------------
     this Section 4.14 will be an adjustment to the Purchase Price. Except as otherwise contemplated by this Section 4.14, the provisions of Section 7.3 shall apply to any claim for indemnification hereunder.

     4.15 Assistance Agreement.  Seller (as successor to Standard Pacific LP),
          --------------------
Savings and the FDIC (as successor to the Federal Savings and Loan Insurance Corporation) are parties to an Assistance Agreement dated as of March 6, 1987 (the "Assistance Agreement"). Among other things, the Assistance Agreement provides for certain payments from either Seller or Savings or both to the FDIC. If and to the extent that Savings has any liability to the FDIC pursuant to the

Assistance Agreement which liability is not accrued on the Closing Balance Sheet, Seller agrees that it will promptly pay such liability directly to the FDIC when required or, if such direct payment is not permitted, will promptly reimburse Savings for such amount. If and to the extent that Savings receives any payments from the FDIC pursuant to the Assistance Agreement which receivable is not accrued on the Closing Balance Sheet, American General will cause Savings to promptly pay such amount to Seller. American General agrees to notify Seller if it or Savings subsequent to the Closing Date receives any notice from the FDIC that any such liability will be asserted and agrees to permit Seller upon reasonable request to have access to the books and records of Savings to the extent reasonably necessary to resolve any such claim.

                                   ARTICLE V

                           Conditions to Consummation
                           --------------------------

     5.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
American General on the one hand and of Seller on the other hand to close the transaction contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

          (a) The Agreement and the transactions contemplated hereby shall have been approved by Seller in accordance with applicable law.

          (b) American General shall have procured, as necessary, the required approval, consent or waiver with respect to the Agreement and the transactions contemplated hereby by the OTS, and, the applicable statutory waiting period shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Agreement; provided, however, that no
                                                     --------  -------
     approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that would be materially burdensome on American General or deny American General the benefits anticipated from the Acquisition; and

     provided, further, that a condition or requirement imposed on the basis of
     --------  -------
     Savings' compliance with regulatory capital requirements generally applicable to savings associations shall not be deemed to be materially burdensome.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Acquisition.

     5.2  Conditions to Obligations of American General.  The obligations of
          ---------------------------------------------
American General to close the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

          (a) Each of the representations and warranties of Seller contained in this Agreement shall, in all material respects, be true at the Closing Date as if made on such date. Without affecting the representations of Seller made as of the date of this Agreement, the Disclosure Schedule shall be updated and made current to such dates as close to the Closing Date as is reasonable for each type of disclosure and as are agreed upon by the parties hereto no later than thirty (30) days prior to the Closing Date. Seller shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and American General shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Seller, at the Closing Date, to the foregoing effect.

          (b) No litigation or proceeding shall be pending against Seller or Savings brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

     5.3  Conditions to Obligations of Seller.  The obligations of Seller
          -----------------------------------
hereunder shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

          (a) Each of the representations, warranties and covenants of American General contained in this Agreement shall, in all material respects, be true at the Closing Date as if made on such date; American General shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Seller shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of American General at the Closing Date, to the foregoing effect.

          (b) No litigation or proceeding shall be pending against American General or any of its subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated thereby.

                                  ARTICLE VI

                                  Termination
                                  -----------

     6.1  Termination.  This Agreement may be terminated, and the Acquisition
          -----------
abandoned, prior to the Closing Date:

          (a)  by the mutual agreement of Seller and American General;

          (b) by American General or Seller in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that solely for purposes of this Section
                  --------  -------
     6.1(b) a breach by Seller of a representation or warranty contained herein shall be deemed to be a material breach only if such breach has not been waived and if the failure of any such representation or warranty to be true has or constitutes, individually or in the aggregate with other representations or warranties that are untrue, a Material Adverse Effect on either Savings or Seller or hinders, delays or otherwise adversely affects the consummation of the transactions contemplated hereby; and provided,
                                                                   --------
     further, that solely for purposes of this Section 6.1(b) a breach by
     -------
     American General of a representation or warranty contained herein shall be deemed to be a material breach only if such breach has not been waived and if the failure of such representation or warranty to be true hinders, delays or otherwise adversely affects the consummation of the transactions contemplated hereby;

          (c) by American General or Seller by written notice to the other party if any governmental authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by American General or Seller in the event that the Acquisition is not consummated by December 31, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, however, that American General shall be entitled to extend such date to March 31, 1999 on or before December 31, 1998 by notice to Seller accompanied by a wire transfer payment of $200,000 (which sum shall not be a credit to the Purchase Price).

     6.2  Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement by either American General or Seller, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement; provided, however, that if the
                                               --------  -------
Acquisition does not occur on or before December 31, 1998 (or, if such date is extended by American General pursuant to Section 6.1(d) hereof, March 31, 1999) due to American General's failure to consummate the transactions contemplated hereby other than by reason of a material breach by Seller of any representation, warranty, covenant or agreement contained herein (including, but not limited to, a failure by American General to obtain the required approval, consent or waiver of any governmental authority required to permit consummation of the Acquisition), then American General shall promptly pay Seller the sum of $200,000 by wire transfer in immediately available funds.

                                  ARTICLE VII

                                 Other Matters
                                 -------------

     7.1  Certain Definitions; Interpretations.  As used in this Agreement, the
          ------------------------------------
following terms shall have the meanings indicated:

     "actual knowledge" shall mean facts and other information which any senior vice president or superior officer or the controller of a party actually knows.

     "Adverse Consequences" shall mean any and all losses, liabilities, damage to property, liens, encumbrances, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, environmental cleanup liability, costs and expenses, including reasonable attorney's fees and expenses and other costs and expenses associated with defense of a claim or incurred in obtaining indemnification hereunder, whether or not in a formal proceeding.

     "Material" means material to American General, Seller or Savings (as the case may be) and its respective subsidiaries, taken as a whole.

     "Material Adverse Effect", with respect to a person, means a material adverse effect upon (i) business, operations, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person to timely perform its obligations under, and to timely consummate the transactions contemplated by, this Agreement.

     "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

     "Seller's Group" shall mean any "affiliated group" (as defined in Code
Section 1504(a) without regard to the limitations contained in Code Section 1504(b)) that includes Seller or any predecessor or successor to Seller (or another such predecessor or successor).

     "Subsidiary", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person.

     "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, .windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, and any interest in respect of such penalties or additions whether disputed or not.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, consolidated federal income tax returns of Seller's Group, and including any schedule or attachment thereto, and including any amendment thereof.

     The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

     7.2  Survival of Representations, Warranties and Covenants.    The
          -----------------------------------------------------
representations, warranties and covenants of the parties hereto shall survive the Closing for a period of one year from and after the Closing Date, provided that (i) the representations and warranties, covenants and indemnification obligations of Seller with respect to capital stock, title to assets, litigation and environmental manners (Sections 3.1(b), 3.1(j), 3(p), 3.1(t) and 7.3(a)(i)(A) (as it applies to Sections 3.1(b), 3.1(j), 3.1(p) and 3.1(t) and Sections 7.3(a)(i)(B) and (C) only) shall survive the Closing for a period of three years and (ii) the covenants and indemnification obligations related to Taxes (Sections 4.14 and 7.3(a)(i)(A) (as it applies to obligations, but not representations or warranties) and 7.3(a)(i)(D) only) shall survive the Closing until all applicable statutes of limitations periods shall have run. No claim may be made for damages asserted to arise out of any claimed breaches or inaccuracies of the representations, warranties and covenants made by Seller herein unless such claim is asserted prior to the termination of the respective periods of survival stated in the preceding sentence.

     7.3  Indemnification.
          ---------------

          (a)  Seller's Indemnification.
               ------------------------

               (i) Seller shall defend, indemnify and hold harmless American General and its officers, directors, employees, attorneys and agents from any and all Adverse Consequences to American General of any kind or character arising out of, in connection with, or resulting from:

                    (A) the breach by Seller of any of its obligations or
               representations and warranties under this Agreement;

                    (B) litigation or claims against Savings or its directors or officers filed prior to the Closing Date or within three years thereafter related to matters that occurred prior to the Closing; provided, however, that Savings' litigation reserve (if existing)
               --------  -------
               as set forth in the Closing Balance Sheet shall first be utilized in the event of any such Adverse Consequences, and the indemnification obligation of Seller shall only apply to Adverse Consequences above that amount;

                    (C) environmental hazards, risks or matters, to the extent required to be addressed by applicable Environmental Laws, discovered by American General after the Closing Date related to any of Savings' properties (as defined in Section 3.1(t)(vi)), provided such environmental hazards, risks or matters result from the condition of such property prior to the Closing Date; and

                    (D) any failure of Seller to fulfill its responsibilities
               and satisfy its obligations as specified in Section 4.14; provided, that the indemnification obligation of Seller under
               --------
               this Section 7.3(a)(i)(D) shall only apply to the extent that such Adverse Consequences and the Taxes indemnified pursuant to Section 4.14, together, exceed the amount of accrued but unpaid taxes as set forth on the Closing Balance Sheet.

               (ii) Notwithstanding the provisions of Section 7.3(a)(i), American General shall not be entitled to assert rights of indemnification under subsections 7.3(a)(i)(A), (B) and (C) until the aggregate of all Adverse Consequences described in such subsections 7.3(a)(i)(A), (B) (after utilization of the litigation reserve, as described therein) and (C) exceeds $25,000 (the "American General Threshold Amount"), it being understood that all such Adverse Consequences shall accumulate until such time as the aggregate amount thereof exceeds the American General Threshold Amount, whereupon American General shall be entitled to indemnification hereunder for all Adverse Consequences that have occurred in excess of the American General Threshold Amount.

               (iii) The amount of any indemnification shall be the principal amount of the obligation, plus any interest payable by American General in respect of such obligation, plus interest from the date American General makes or made payment to the date when reimbursed by Seller, at the Federal Funds Rate during such period. Any indemnification payment shall be reduced by the amount of any tax benefits actually realized by American General with respect to the matters that are the subject of the claim.

          (b)  American General's Indemnification.
               ----------------------------------

               (i) American General shall defend, indemnify and hold harmless Seller and its officers, directors, employees, attorneys and agents from any and all Adverse Consequences of any kind or character arising out of, in connection with, or resulting from (A) the ownership, possession, operation, use or maintenance of Savings after the Closing Date, (B) the breach by American General of any of its obligations or representations and warranties hereunder or (C) environmental hazards, risks or matters, to the extent required to be addressed by applicable Environmental Laws, discovered by American General after the Closing Date related to any of Savings' properties (as defined in Section 3.1(t)(vi)), provided such environmental hazards, risks or matters result solely from the condition of such property after the Closing Date and arise after the Closing Date, and do not result from the condition of such property prior to the Closing Date.

               (ii) Notwithstanding the provisions of Section 7.3(b)(i), Seller shall not be entitled to assert rights of indemnification under subsections 7.3(b)(i)(A), (B) and (C) until the aggregate of all Adverse Consequences described in such subsections 7.3(b)(i)(A), (B) and (C) exceeds $25,000 (the "Seller Threshold Amount"), it being understood that all such Adverse Consequences shall accumulate until such time as the aggregate amount thereof exceeds the Seller Threshold Amount, whereupon Seller shall be entitled to indemnification hereunder for all Adverse Consequences that have occurred in excess of the Seller Threshold Amount.

               (iii) The amount of any indemnification shall be the principal amount of the obligation, plus any interest payable by Seller in respect of such obligation, plus interest from the date Seller makes or made payment to the date when reimbursed by American General, at the Federal Funds Rate during such period. Any indemnification payment shall be reduced by the amount of any tax benefits actually realized by Seller with respect to the matters that are the subject of the claim.

          (c)  Indemnification Procedures.    Except as otherwise provided in
               --------------------------
     Section 4.14(e), all claims for indemnification under this Agreement will be asserted and resolved as provided in this Section 7.3(c).

               (i) A party claiming indemnification under this Agreement (an "Indemnified Party") will promptly (A) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third-Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (B) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Adverse Consequences attributable to the Third-Party Claim, if reasonably possible, and the basis of the Indemnified Party's request from indemnification under this Agreement.

               Within thirty (30) days after receipt of any Claim Notice or such lesser period as may be required in order to comply with any applicable law or to respond to any complaint or pleading (the "Election Period"), the Indemnifying Party will notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third-Party Claim and whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

               (ii) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
          Section 7.3(c). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof and the Indemnified Party shall provide its cooperation to the Indemnifying Party; provided, however, that if an adverse result is likely to, in the Indemnified Party's reasonable opinion, subject the Indemnified Party to material exposure to future Adverse Consequences, the Indemnifying Party and the Indemnified Party (at its own expense) shall jointly control such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third-Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except as permitted above), any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this
          Section 7.3(c) and, except as permitted above, will bear its own costs and expenses with respect to such participation. Notwithstanding anything in this Section 7.3(c) to the contrary, the Indemnifying Party will not, without the written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), settle or compromise any action, suit or proceeding or consent to the entry of any judgment if such settlement or compromise is likely to, in the Indemnified Party's reasonable opinion, subject the Indemnified Party to material exposure to future Adverse Consequences.

               (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party, or if the Indemnifying Party elects to defend the Indemnified Party but fails to diligently and promptly defend or settle the Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party will have full control of such defense and proceedings; provided, however, that the Indemnified Party may not, without the Indemnifying Party's consent (which consent will not be unreasonably withheld or delayed), settle or compromise any action, suit or proceeding or consent to the entry of any judgment Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Party pursuant to the procedures set forth herein, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 7.3(c) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

               (iv) If, from time to time, an Indemnified Party should have any claim against an Indemnifying Party hereunder which does not involve a Third-Party Claim, or should have knowledge of facts which could give rise to such a claim, the Indemnified Party will transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Adverse Consequences attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice will be deemed a liability of the Indemnifying Party hereunder.

               (v) Except as specified below, payments of all amounts owing by the Indemnifying Party pursuant to this Agreement will be made within ten (10) days after the latest of (A) the effective date of the settlement of the Third-Party Claim, (B) the date an adjudication of such Third-Party Claim becomes final and nonappealable or (C) the date a final decision regarding the Indemnifying Party's liability to the Indemnified Party under this Agreement is rendered. Payments of all amounts owing by the Indemnifying Party pursuant to Section 7.3(c)(iv) will be made within ten (10) days after the later of(1) the expiration of the thirty (30) day Indemnity Notice period or (2) the date a final decision on the Indemnifying Party's liability to the Indemnified Party under this Agreement is rendered pursuant to the procedures set forth herein.

          (d)  Adjustment to Purchase Price.    All indemnification payments
               ----------------------------
     under this Section 7.3 shall be deemed to be adjustments to the Purchase Price.

          (e)  Exclusive Remedy.    This Section 7.3 sets forth the exclusive
               ----------------
     post-Closing remedy of the parties hereto in respect of matters covered by this Section 7.3, except as otherwise expressly contemplated by this Agreement, including Section 4.14.

     7.4  Waiver.    Prior to the Closing, any provision of this Agreement may
          ------
be (a) waived by the party benefitted by the provision or by both parties or (b) if approved by their respective boards of directors amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

     7.5  Counterparts.    This Agreement may be executed in counterparts each
          ------------
of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     7.6  Governing Law.    This Agreement shall be governed by, and interpreted
          -------------
in accordance with, the laws of the State of California however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, incurred in connection with such suit.

     7.7  Expenses.    Each party hereto will bear all expenses incurred by it
          --------
in connection with this Agreement and the transactions contemplated hereby.

     7.8  Notices.    All notices, requests, acknowledgments and other
          -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile or registered mail (upon receipt) to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. If to Seller, to:

     Standard Pacific Corp.
     1565 West MacArthur Blvd.
     Costa Mesa, California 92626

     Facsimile No.:  (714) 641-5570

     Attention:  Arthur E. Svendsen

     with a copy to:

     Gibson, Dunn & Crutcher LLP
     Four Park Plaza, Suite 1700
     Irvine, California 92614-8557
     Facsimile No.:  (949) 451-2220

     Attention:  Robert E. Dean, Esq.

     If to American General, to:

     American General Finance, Inc.
     601 Northwest Second Street
     Evansville, Indiana  47708
     Facsimile No.:  (812) 468-5396

     Attention: Ron DiGiacomo, General Counsel with a copy to:

     Vinson & Elkins L.L.P.
     2300 First City Tower
     1001 Fannin Street
     Houston, Texas  77002
     Facsimile No.: (713) 758-3884

     Attention:  Kevin P. Lewis, Esq.

     7.9  Entire Agreement.    This Agreement represents the entire
          ----------------
understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement is intended to confer upon any other person any fights or remedies of any nature whatsoever under or by reason of this Agreement.

     7.10  Binding Effect; Assignment.    This Agreement shall be binding upon
           --------------------------
and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided however, this Agreement may not be assigned by any party hereto without the written consent of the other parties.

     7.11  Severability.    If any provision of this Agreement or the
           ------------
application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

     7.12  No Third Party Beneficiaries.    This Agreement is made solely for
           ----------------------------
the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                              AMERICAN GENERAL FINANCE, INC.


                              By:
                                 ---------------------------------------------
                                 Name:   Frederick W. Geissinger
                                 Title:  President and Chief Executive Officer

                              STANDARD PACIFIC CORP.


                              By:
                                 ---------------------------------------------
                                 Name:   Arthur E. Svendsen
                                 Title:  Chairman and Chief Executive Officer

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of the 31st day of March, 1999 (this "Amendment") is entered into by and between AMERICAN GENERAL FINANCE, INC., an Indiana corporation ("American General"), and STANDARD PACIFIC CORP., a Delaware corporation ("Seller")

     WHEREAS, Seller and American General have entered into that certain Stock Purchase Agreement, dated as of August 26, 1998, whereby Seller agreed to sell and American General agreed to purchase all the issued and outstanding stock of Standard Pacific Savings, F.A.; and

     WHEREAS, American General has heretofore extended the Closing Date to March 31, 1999 by the payment of $200,000 to Seller pursuant to the Section 6.1(d); and

     WHEREAS, American General desires to extend the Closing Date and additional ninety-one days to June 30, 1999 by the payment of an additional $200,000 to Seller.

     NOW, THEREFORE, for and in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. All capitalized terms in this Amendment shall have the meanings indicated in the Agreement unless otherwise provided herein.

     2. Section 1.2 of the Agreement is deleted in its entirety and replaced with the following:

          Section 1.2  Closing.  The respective deliveries of consideration,
                       -------
     stock certificates and other documents, and the taking of all other remaining actions necessary to complete the purchase and sale transactions provided for in this Agreement (the "Closing"), shall take place on the earlier to occur of (a) December 31, 1998 (or, if such date is extended by American General pursuant to Section 6.1(d) of the Agreement, March 31, 1999, or, if such date is further extended by American Genera1 pursuant to
     Section 6.1(e) of the Agreement, June 30, 1999)), and (b) the month end following the receipt of any required regulatory approvals and the expiration of any applicable waiting periods or, if such receipt or expiration shall have occurred within five (5) business days of the end of such month, then on the following month end, or on such other date as American General and Seller may agree (the "Closing Date"). The Closing shall be held at the headquarters of American General or at such other place as the parties hereto shall agree. All deliveries of documents, payment of consideration and other actions necessary in connection with or to complete the Closing shall be deemed to be taken and effected simultaneously as part of one single transaction,

Amendment to Stock Purchase Agreement  Page 1
-------------------------------------
     and none of the foregoing shall be deemed completed unless and until all are completed.

     3. A new Subsection (e) of Section 6.1 of the Agreement is added as follows:

          (e) if American General has extended the Closing Date to March 31, 1999 pursuant to Section 6.1(d), by American General or Seller in the event that the Acquisition is not consummated by March 31, 1999, unless the failure to so consummate by such tune is due to the breach of any representations, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, however, that American General shall be entitled to extend such date to June 30, 1999 on or before April 2, 1999 by notice to Seller accompanied by a wire transfer payment of $200,000 (the "Extension Fee", which shall not be a credit to the Purchase Price); provided however, that if the Closing shall occur before June 30, 1999, Seller shall rebate a portion of the Extension Fee by paying American General an amount equal to the product of: (i) $200,000 and (ii) the fraction, wherein the numerator is the number of days remaining after the Closing and to and including June 30, 1999 and the denominator is 91.

     4. Section 6.2 of the Agreement is deleted and replaced in its entirety with the following:

          Section 6.2  Effect of Termination.  In the event of the termination
                       ---------------------
     of this Agreement by either American General or Seller, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement; provided: however, that if the Acquisition does not occur on or before
     --------  -------
     December 31, 1998 (or, if such date is extended by American General pursuant to Section 6.1(d) hereof, March 31, 1999, or, if such date is further extended by American General pursuant to Section 6.1(e) hereof, June 30, 1999) due to American General's failure to consummate the transactions contemplated hereby other than by reason of a material breach by Seller of any representation, warranty, covenant or agreement contained herein (including, but not limited to, a failure by American General to obtain the required approval, consent or waiver of any governmental authority required to permit consummation of the Acquisition), then American General shall promptly pay Seller the sum of $200,000 by wire transfer in immediately available funds.

     5.  Counterparts.  This Amendment may be executed in counterparts each of
         ------------
which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.


Amendment to Stock Purchase Agreement  2
-------------------------------------

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                              AMERICAN GENERAL FINANCE, INC.


                              By:
                                 ---------------------------------------------
                                 Name:   Frederick W. Geissinger
                                 Title:  President & Chief Executive Officer

                              STANDARD PACIFIC CORP.


                              By:
                                 ---------------------------------------------
                                 Name:   Arthur E. Svendsen
                                 Title:  Chairman & Chief Executive Officer



Amendment to Stock Purchase Agreement
-------------------------------------


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